EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER EARNINGS OF $4.6 MILLION
STRONG DEPOSIT GROWTH BOLSTERS BALANCE SHEET

NOVATO, CA, July 24, 2023 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $4.6 million for the second quarter of 2023, compared to $9.4 million for the first quarter of 2023. The decline in earnings stemmed from the cost of interest bearing deposits catching up to market interest rates and higher average balances on borrowings. Diluted earnings per share were $0.28 for the second quarter, compared to $0.59 for the prior quarter. Earnings for the first six months of 2023 totaled $14.0 million, compared to $21.5 million for the same period last year. Diluted earnings per share were $0.87 and $1.35 for the first six months of 2023 and 2022, respectively. Periods of earnings presented from 2022 were impacted by the costs associated with our most recent acquisition, the details of which were discussed in previous filings.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the second quarter 2023 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“Our relationship banking model enabled our teams to meaningfully increase deposits in the second quarter and thereafter through existing customer growth and new customer acquisitions. We have robust liquidity and capital levels, and maintain a strong credit risk profile,” said Tim Myers, President and Chief Executive Officer. “While the economic environment presents elevated uncertainty, and higher interest rates and market disruptions have impacted both our funding costs and lending activity, we are well-positioned to navigate current market conditions and further position the Bank for improved, sustainable profitability.”

Bancorp also provided the following highlights from the second quarter of 2023:

•Our deposit franchise has exhibited good growth in new and existing relationships consistent with characteristic customer activity and supplemented with results of proactive customer and prospect outreach, increasing total deposits $74.6 million to $3.325 billion on June 30, 2023 from $3.251 billion at March 31, 2023. Non-interest bearing deposits made up 47.8% of total deposits at June 30, 2023, compared to 50.3% at March 31, 2023, and the average cost of interest-bearing deposits increased 95 basis points over the last quarter due to targeted relationship-based pricing adjustments bringing rates more into line with the market. The overall cost of deposits increased to 0.69% from 0.20% quarter over quarter. Customer participation in the reciprocal deposit network program grew $200.6 million to $421.0 million, bringing estimated FDIC insured deposits up to 71% of total deposits as of June 30, 2023.

•Federal Home Loan Bank borrowings declined $113.2 million to $292.2 million over the second quarter and another $125.6 million between June 30, 2023 and July 18, 2023 as a result of deposit growth and cash flows from investments and loans.

•Contingent liquidity provided 209% coverage of estimated uninsured deposits at June 30, 2023. The Bank has long followed sound liquidity management practices similar to large banks with robust liquidity requirements and regular liquidity stress testing that have been enhanced subsequent to events of the first quarter.

•Our loan portfolio continues to perform well with classified loans at only 1.81% of total loans and manageable delinquencies with no meaningful surprises during the quarter. Non-owner occupied commercial real estate loans made up 64% of total classified loans as of June 30, 2023, compared to 73% at March 31, 2023, and all are currently paying in accordance with loan terms. We continue to maintain diversity among property types and within our geographic footprint. In particular, our office commercial real estate portfolio in the City of San Francisco represents just 3% of our total loan portfolio and 6% of our total non-owner occupied commercial real estate portfolio. As of the last measurement period (generally December 2022), the average loan-to-value and debt-service coverage for the entire non-owner occupied office portfolio were 55% and 1.67x, respectively. Non-owner occupied office commercial real estate loans maturing in 2023 and 2024 are $10.7 million and $17.7 million with average interest rates of 5.21% and 4.37%, as of June 30, 2023. For the eleven non-owner occupied office loans in the City of San Francisco, the average loan-to-value and debt-service coverage ratios were 63% and 1.20x, respectively.

•Non-accrual loans were 0.10% of total loans as of June 30, 2023, unchanged from March 31, 2023. We recorded a $500 thousand provision for credit losses on loans for the second quarter, compared to a provision of $350 thousand for the previous quarter. The provision for the second quarter of 2023 was due primarily to qualitative risk factor adjustments as discussed further below.

•Loan balances of $2.103 billion at June 30, 2023, decreased $9.5 million from $2.112 billion at March 31, 2023 reflecting originations of $22.8 million and payoffs of $24.6 million. Net increase in utilization of credit lines was $11.5 million, offset by loan amortization from scheduled repayments of $20.4 million during the quarter. While the second quarter produced unusually modest loan production, payoffs were also lower than normal. In addition, several loan commitments originally projected to book in the second quarter were pushed into the third quarter.

•Recent market disruptions have increased the availability of proven talent in the industry, presenting real opportunities for the Bank to add senior lenders that will boost lending activity.

•The second quarter tax-equivalent net interest margin decreased 59 basis points to 2.45% from 3.04% for the previous quarter due primarily to increased deposit costs and average borrowing balances, partially offset by higher loan yields.

•Return on average assets ("ROA") was 0.44% for the second quarter of 2023, compared to 0.92% for the first quarter of 2023. Return on average equity ("ROE") was 4.25%, compared to 9.12% for the prior quarter. The efficiency ratio for the second quarter of 2023 was 76.91%, compared to 60.24% for the prior quarter. The sequential declines in ROA and ROE and increase in the efficiency ratio were due primarily to the $6.0 million increase in interest expense.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratios at June 30, 2023 for Bancorp and the Bank were 16.4% and 16.0%, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.6% at June 30, 2023, and the Bank's TCE ratio was 8.4%. As of June 30, 2023, Bancorp's TCE ratio, net of after tax unrealized losses on held-to-maturity securities, was 6.7% (refer to pages 6 and 7 for a discussion and reconciliation of this non-GAAP financial measures).

•On July 12, 2023, the Bank completed the sale of its only other real estate owned property, which was obtained in the 2021 merger with American River Bankshares. After previously recorded write-downs totaling $385 thousand, including $40 thousand for the second quarter of 2023, the Bank realized a negligible gain after sales costs.

•On July 7, 2023, the Bank entered into various interest rate swap agreements totaling $101.8 million to hedge balance sheet interest rate sensitivity and protect selected securities in its available-for-sale portfolio against changes in fair value related to changes in the benchmark interest rate.

•In July 2023, prior to this release, the Bank sold $82.7 million of available-for-sale securities at a net loss of $2.8 million. Upon settlement, the proceeds from the transactions will be held in cash as part of our liquidity strategy. The loss was offset by a $2.8 million gain from the July 2023 sale of our remaining investment in Visa Inc. Class B restricted common stock, which had a zero carrying value.

•The Board of Directors declared a cash dividend of $0.25 per share on July 21, 2023, which represents the 73rd consecutive quarterly dividend paid by Bancorp. The dividend is payable on August 11, 2023, to shareholders of record at the close of business on August 4, 2023.

•On July 21, 2023, the Board of Directors approved the adoption of Bancorp's new share repurchase program, which replaces the existing program expiring on July 31, 2023, for up to $25.0 million and expiring on July 31, 2025.

“Our ability to nimbly adapt to the industry disruption in March and quickly stabilize our deposits empowered us to focus on customer growth and balance sheet strength in the second quarter, consistent with our proven model and success over three decades,” said Tani Girton, Executive Vice President and Chief Financial Officer. “We believe the strength of our deposit franchise, diligent expense control and prudent risk management positions us to invest in strategic initiatives and drive shareholder returns over the long term.”

Loans and Credit Quality

Loans decreased by $9.5 million for the second quarter of 2023 and totaled $2.103 billion at June 30, 2023, compared to $2.112 billion at March 31, 2023. Loan originations for the second quarter of 2023 were $22.8 million, compared to $44.9 million for the first quarter of 2023. Loan payoffs were $24.6 million for the second quarter, compared to $22.2 million for the first quarter of 2023. Bank of Marin has continued its usual steadfast conservative underwriting practices, and has not programmatically changed its credit standards or policies specifically in reaction to the current market conditions. The Bank continues to be focused on achieving risk adjusted returns.

Loans increased $10.3 million during the six months ended June 30, 2023, compared to a $93.0 million decrease in total loans during the six months ended June 30, 2022. Loan originations were $67.7 million for the six months ended June 30, 2023, compared to $152.0 million for the six months ended June 30, 2022. In 2023, utilization and amortization netted a decrease of $10.2 million. Excluding PPP loans, payoffs were $45.0 million in the six months ended June 30, 2023, compared to $159.1 million for the same period in 2022. PPP loan payoffs during the six months ended June 30, 2023 and 2022 were $1.8 million and $94.2 million, respectively.

Non-accrual loans totaled $2.1 million, or 0.10%, of the loan portfolio at June 30, 2023, compared to $2.0 million, or 0.10% at March 31, 2023. Non-accrual loans at June 30, 2023 included the addition of two loans totaling $395 thousand for the second quarter, offset by decreases due to payoffs and paydowns of $309 thousand. All of the non-accrual loans are collateralized by real estate with no expected credit loss as of June 30, 2023.

Classified loans totaled $38.1 million at June 30, 2023, compared to $31.0 million at March 31, 2023, increasing primarily due to a $2.2 million increase in the usage of a revolving line of credit that was previously downgraded and the addition of five loans to four borrowers totaling $6.1 million. Approximately 90% of the additions were comprised of one commercial loan and one non-owner occupied commercial real estate loan. In addition, there were $664 thousand in payoffs and paydowns and $585 thousand in upgrades to pass risk rating. Accruing loans past due 30 to 89 days totaled $983 thousand at June 30, 2023, compared to $1.2 million at March 31, 2023.

Net recoveries for the second quarter of 2023 totaled $2 thousand, compared to net charge-offs of $3 thousand for the first quarter of 2023. The ratio of allowance for credit losses to total loans was 1.13% at June 30, 2023, compared to 1.10% at March 31, 2023.

The $500 thousand provision for credit losses on loans in the second quarter was due primarily to increases in qualitative factors related to our multi-family real estate and non-owner occupied commercial real estate office portfolios that have been impacted by continued negative trends in adversely graded loans and collateral values. These increases were partially offset by the impact of the decrease in loan balances.

The $350 thousand provision for credit losses on loans in the first quarter was due primarily to increases in qualitative risk factors to account for continued uncertainty about inflation and recession risks. Management believed that these risk factors were not adequately captured in the modeled quantitative portion of the allowance and took the more prudent approach to account for loan and collateral concentration risks, mainly in our construction and commercial real estate portfolios, and the need for heightened portfolio management in light of economic conditions at the time. In addition, the $19.8 million increase in loans contributed modestly to the provision in the first quarter. These increases were partially offset by the quantitative impact of an improvement in Moody's Analytics' baseline California unemployment rate forecasts over the next four quarters at the time.

The $168 thousand reversal of the provision for credit losses on unfunded loan commitments in the second quarter of 2023 was due primarily to a $39.9 million decrease in total unfunded commitments. This compares to $174 thousand reversal of the provision in the prior quarter, due mainly to a $37.4 million decrease in total unfunded commitments.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $39.7 million at June 30, 2023, compared to $38.0 million at March 31, 2023. The $1.7 million increase was due primarily to normal course of business transactions.

Investments

The investment securities portfolio totaled $1.718 billion at June 30, 2023, a decrease of $38.3 million from March 31, 2023. The decrease was primarily the result of principal repayments and maturities totaling $26.0 million and a $10.9 million increase in pre-tax unrealized losses on available-for-sale investment securities, along with $1.4 million in net amortization in the quarter. Both the AFS and HTM portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 3.8 on available-for-sale securities and 5.8 on held-to-maturity securities. Both portfolios generate cash inflows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash inflows totaled $36.7 million and $46.2 million in the second and first quarters of 2023, respectively. Subsequent to quarter end, the Bank sold $82.7 million of available-for-sale securities and recognized a $2.8 million net loss. The net loss was offset with the $2.8 million gain from the sale of its remaining investment in Visa Inc. Class B restricted common stock, which had a zero carrying value.

Deposits

Deposits totaled $3.325 billion at June 30, 2023, an increase of $74.6 million compared to $3.251 billion at March 31, 2023 and a decrease of $248.1 million from $3.573 billion at December 31, 2022. There was a small shift in deposit composition in the second quarter, dropping non-interest bearing deposits from 50.3% of total deposits to 47.8%, raising money markets from 28.0% to 30.9% and time deposits from 4.4% to 6.1%. While there was some runoff in the first quarter attributed to industry disruptions and bank deposits moving to money market funds, we have seen growth in deposit balances and new account activity. We are closing the gap on the deposit outflows experienced in the first quarter of 2023. The Bank's competitive and balanced approach to relationship management and focused outreach supported the growth, with the addition of over 1,400 new accounts during the second quarter, 41% of which were new relationships to the Bank. As of June 30, 2023, the largest depositor represented 1.3% of total deposits and the combined four largest depositors represented 3.9% of total deposits. Our liquidity policies require that compensating cash or investment security balances be held against concentrations over a certain level.

Borrowings and Liquidity

At June 30, 2023, the Bank had $292.2 million outstanding in borrowings from the Federal Home Loan Bank, compared to $405.4 million at March 31, 2023, a reduction of $113.2 million. This strategic reduction was made possible through deposit growth and investment cash flows. While 100% of June 30, 2023 borrowings were overnight, the Bank actively manages borrowings and liquidity by balancing costs and risks over the short- and long-term. Total immediate contingent funding sources, including unrestricted cash, unencumbered available-for-sale securities, and remaining borrowing capacity was $1.992 billion, or 60% of total deposits and 209% of estimated uninsured deposits as of June 30, 2023. The Federal Reserve Bank Term Funding Program ("BTFP") facility offers borrowing capacity based on par values of securities pledged and attractive borrowing rates. While the Bank has pledged securities and tested the facility, it has not been utilized for funding. The following table details the components of liquidity as of quarter-end.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$16.7	$—	$16.7
Unencumbered securities at market value	761.5	—	761.5
External Sources
FHLB line of credit	1,033.8	(292.2)	741.6
FRB line of credit and BTFP facility	337.0	—	337.0
Lines of credit at correspondent banks	135.0	—	135.0
Total Liquidity	$2,284.0	$(292.2)	$1,991.8
1 Excludes cash items in transit as of June 30, 2023.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.4% at June 30, 2023, compared to 16.2% at March 31, 2023. The total risk-based capital ratio for the Bank was 16.0% at June 30, 2023, compared to 15.6% at March 31, 2023.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.6% at June 30, 2023, compared to 8.7% at March 31, 2023. The pro forma TCE ratio if held-to-maturity securities were treated the same as available-for-sale securities at June 30, 2023 would have been 6.7% (refer to pages 6 and 7 for a discussion and reconciliation of this non-GAAP financial measures). Management believes these non-GAAP measures are important because they reflect the level of capital available to withstand drastic changes in market conditions. Contingent funding sources, such as the Federal Home Loan Bank and the Federal Reserve BTFP facility, provide funding diversification and ensure that banks have immediate access to liquidity when market values on securities change.

Earnings

Net Interest Income

Net interest income totaled $24.1 million for the second quarter of 2023, compared to $29.9 million for the prior quarter. The $5.8 million decrease from the prior quarter was primarily related to an increase in the cost of deposits and higher average borrowing balances.

Net interest income totaled $54.0 million for the six months ended June 30, 2023, compared to $61.1 million for the same period in the prior year. The $7.1 million decrease from prior year was primarily due to higher costing deposits resulting in an incremental $6.2 million in interest expense and borrowing costs of $7.6 million, partially offset by higher average balances and yields on investments generating incremental income of $5.1 million and higher yields on loans adding $1.8 million.

The tax-equivalent net interest margin was 2.45% for the second quarter of 2023, compared to 3.04% for the prior quarter. The decline from prior quarter was primarily due to higher deposit and borrowing costs slightly offset by higher interest rates on loans. Average interest-bearing deposit balances decreased by $39.2 million while the cost increased by 95 basis points. Average borrowing balances increased by $149.7 million and the cost of borrowings increased by 30 basis points. Average loan balances decreased by $13.5 million while the average yield increased by 3 basis points.

The tax-equivalent net interest margin was 2.74% for the six months ended June 30, 2023, compared to 3.01% for the same period in the prior year. The decrease was primarily attributed to higher borrowing and deposit costs partially offset by higher interest rates on investments and loans. Average interest-bearing deposits balances decreased by $226.1 million while the cost increased by 77 basis points, mainly for money market and time deposit account types. Average borrowings increased by $297.5 million at a cost of 4.45%. Average loan balances decreased by $96.1 million while the average yield increased by 36 basis points.

Non-Interest Income

Non-interest income totaled $2.7 million for the second quarter of 2023, compared to $2.9 million for the prior quarter. The $196 thousand decrease from the prior quarter was primarily related to the recognition of a death benefit on bank-owned life insurance in the prior quarter, partially offset by increases in ATM and debit card interchange fees.

Non-interest income totaled $5.7 million for the six months ended June 30, 2023, compared to $5.6 million for the same period of the prior year. The $79 thousand increase from the prior year period was mostly attributable to the higher death benefits and balances on bank-owned life insurance, partially offset by decreases in wealth management and trust services income and other income including one-way deposit and cash management fees.

Non-Interest Expense

Non-interest expense totaled $20.7 million for the second quarter of 2023, compared to $19.8 million for the prior quarter. The $885 thousand increase from the prior quarter included $589 thousand in charitable contributions as part of our annual grant program, $486 thousand in salaries and related benefits, which included annual merit increases, and $393 thousand in expenses and fees associated with an increase our customers' participation in reciprocal deposit networks to bolster their FDIC insured balances, as mentioned on page 1. In addition, our FDIC insurance expense increased by $377 thousand as the statutory rates increased uniformly by 2 basis points for all depository institutions effective January 1, 2023 in order to strengthen the FDIC's Deposit Insurance Fund. These and other lesser increases were partially offset by a $482 thousand reduction in depreciation and amortization expense and $434 thousand decrease in occupancy and equipment expense, primarily due to the acceleration of lease-related costs for branches closed in the first quarter. These branch closures also reduced maintenance, janitorial and utilities expenses for the quarter. In addition, professional services decreased by $326 thousand, mainly due to the timing of audit work performed.

Non-interest expense totaled $40.4 million for the six months ended June 30, 2023, compared to $38.3 million for the same period of prior year, an increase of $2.2 million. The most significant increases over prior year came from occupancy and equipment and depreciation and amortization expenses, which rose $596 thousand and $437 thousand, respectively, from branch closures in the first quarter of 2023. In addition, expenses associated with reciprocal deposits placed into deposit networks included in other expenses increased $497 thousand due to higher average balances and fees. Salaries and related benefits increased by $457 thousand primarily due to regularly scheduled annual merit and other increases and lower deferred origination costs, which were partially offset by an adjustment to our incentive bonus accrual. The FDIC insurance assessment and professional services also increased by $369 thousand and $342 thousand, respectively, for the same reasons mentioned above. These increases were partially offset by a $509 thousand decrease in data processing expenses due to our core system contract renegotiation for the current period and because the prior year included data processing expenses largely eliminated after the systems conversion associated with the American River Bankshares merger. In addition, the pre-tax savings in 2023 from the branch closures, net of accelerated costs, are expected to be approximately $470 thousand, and future annual pre-tax savings are expected to be approximately $1.4 million.

Statement Regarding use of Non-GAAP Financial Measures
Our second quarter and first half of 2022 were impacted by costs associated with our acquisition of American River Bank ("ARB"), which we considered immaterial to discuss in this release. For additional information regarding the impact of non-GAAP adjustments to our second quarter 2022 performance measures, refer to Form 10-Q filed on August 8, 2022.

In this press release, financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given recent industry turmoil, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on HTM securities provides useful supplemental information to investors. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the non-GAAP TCE ratio is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		June 30, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$423,941
Goodwill and core deposit intangible		(77,185)
Total TCE	a	346,756
Unrealized losses on HTM securities, net of tax		(85,046)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$261,710
Total assets		$4,092,133
Goodwill and core deposit intangible		(77,185)
Total tangible assets	d	4,014,948
Unrealized losses on HTM securities, net of tax		(85,046)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	e	$3,929,902
Bancorp TCE ratio	a / d	8.6%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / e	6.7%

Share Repurchase Program

Bancorp's share repurchase program had $34.7 million available for repurchase as of June 30, 2023. There have been no repurchases in 2023. On July 21, 2023, the Board of Directors approved the adoption of Bancorp's new share repurchase program, which replaces the existing program expiring on July 31, 2023, for up to $25.0 million and expiring on July 31, 2025.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter earnings call via webcast on Monday, July 24, 2023, at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.1 billion, Bank of Marin has 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area);

adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Selected operating data and performance ratios:
Net income	$4,551	$9,440	$11,066	$13,991	$21,531
Diluted earnings per common share	$0.28	$0.59	$0.69	$0.87	$1.35
Return on average assets	0.44%	0.92%	1.03%	0.68%	1.00%
Return on average equity	4.25%	9.12%	10.74%	6.65%	10.16%
Efficiency ratio	76.91%	60.24%	55.73%	67.74%	57.40%
Tax-equivalent net interest margin [1]	2.45%	3.04%	3.05%	2.74%	3.01%
Cost of deposits	0.69%	0.20%	0.06%	0.44%	0.06%
Net (recoveries) charge-offs	$(2)	$3	$8	$1	$(1)

(in thousands; unaudited)	June 30, 2023	March 31, 2023	December 31, 2022
Selected financial condition data:
Total assets	$4,092,133	$4,135,279	$4,147,464
Loans:
Commercial and industrial	$183,157	$195,964	$173,547
Real estate:
Commercial owner-occupied	344,951	352,529	354,877
Commercial non-owner occupied	1,196,158	1,189,962	1,191,889
Construction	108,986	110,386	114,373
Home equity	85,587	86,572	88,748
Other residential	118,646	116,447	112,123
Installment and other consumer loans	65,311	60,468	56,989
Total loans	$2,102,796	$2,112,328	$2,092,546
Non-accrual loans: [1]
Real estate:
Commercial owner-occupied	$457	$331	$1,563
Commercial non-owner occupied	906	924	—
Home equity	749	768	778
Installment and other consumer loans	—	3	91
Total non-accrual loans	$2,112	$2,026	$2,432
Classified loans (graded substandard and doubtful)	$38,061	$31,014	$28,109
Total accruing loans 30-89 days past due	$983	$1,223	$664
Allowance for credit losses to total loans	1.13%	1.10%	1.10%
Allowance for credit losses to non-accrual loans	11.28x	11.52x	9.45x
Non-accrual loans to total loans	0.10%	0.10%	0.12%
Total deposits	$3,325,212	$3,250,574	$3,573,348
Loan-to-deposit ratio	63.2%	65.0%	58.6%
Stockholders' equity	$423,941	$430,174	$412,092
Book value per share	$26.32	$26.71	$25.71
Tangible common equity to tangible assets - Bank	8.4%	8.3%	8.1%
Tangible common equity to tangible assets - Bancorp	8.6%	8.7%	8.2%
Total risk-based capital ratio - Bank	16.0%	15.6%	15.7%
Total risk-based capital ratio - Bancorp	16.4%	16.2%	15.9%
Full-time equivalent employees	317	311	313
[1] There were no non-performing loans over 90 days past due and accruing interest as of June 30, 2023, March 31, 2023 and December 31, 2022.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and restricted cash	$39,657	$37,993	$45,424
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at June 30, 2023, March 31, 2023 and December 31, 2022)	946,808	958,560	972,207
Available-for-sale (at fair value; amortized cost of $856,166, $871,829 and $892,605 at June 30, 2023, March 31, 2023 and December 31, 2022, respectively; net of zero allowance for credit losses at June 30, 2023, March 31, 2023 and December 31, 2022)	770,942	797,533	802,096
Total investment securities	1,717,750	1,756,093	1,774,303
Loans, at amortized cost	2,102,796	2,112,328	2,092,546
Allowance for credit losses on loans	(23,832)	(23,330)	(22,983)
Loans, net of allowance for credit losses on loans	2,078,964	2,088,998	2,069,563
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	67,367	67,006	67,066
Operating lease right-of-use assets	22,739	22,854	24,821
Bank premises and equipment, net	8,683	8,690	8,134
Core deposit intangible, net	4,431	4,771	5,116
Other real estate owned	415	455	455
Interest receivable and other assets	79,373	75,665	79,828
Total assets	$4,092,133	$4,135,279	$4,147,464

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,588,723	$1,636,651	$1,839,114
Interest bearing
Transaction accounts	229,434	251,716	287,651
Savings accounts	274,510	306,951	338,163
Money market accounts	1,029,082	911,189	989,390
Time accounts	203,463	144,067	119,030
Total deposits	3,325,212	3,250,574	3,573,348
Short-term borrowings and other obligations	292,572	405,802	112,439
Operating lease liabilities	25,220	25,433	26,639
Interest payable and other liabilities	25,188	23,296	22,946
Total liabilities	3,668,192	3,705,105	3,735,372
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,107,192, 16,107,210 and 16,029,138 at June 30, 2023, March 31, 2023 and December 31, 2022, respectively	216,589	215,965	215,057
Retained earnings	276,732	276,209	270,781
Accumulated other comprehensive loss, net of taxes	(69,380)	(62,000)	(73,746)
Total stockholders' equity	423,941	430,174	412,092
Total liabilities and stockholders' equity	$4,092,133	$4,135,279	$4,147,464

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2023	March 31, 2023	June 30, 2023	June 30, 2022
Interest income
Interest and fees on loans	$24,579	$24,258	$48,837	$47,011
Interest on investment securities	9,994	10,033	20,027	14,966
Interest on federal funds sold and due from banks	48	56	104	286
Total interest income	34,621	34,347	68,968	62,263
Interest expense
Interest on interest-bearing transaction accounts	234	254	488	109
Interest on savings accounts	146	170	316	61
Interest on money market accounts	4,292	1,085	5,377	916
Interest on time accounts	946	223	1,169	81
Interest on borrowings and other obligations	4,873	2,716	7,589	1
Total interest expense	10,491	4,448	14,939	1,168
Net interest income	24,130	29,899	54,029	61,095
Provision for (reversal of) credit losses on loans	500	350	850	(485)
Reversal of credit losses on unfunded loan commitments	(168)	(174)	(342)	(318)
Net interest income after provision for (reversal of) credit losses	23,798	29,723	53,521	61,898
Non-interest income
Wealth Management and Trust Services	559	511	1,070	1,230
Earnings on bank-owned life insurance, net	362	705	1,067	711
Service charges on deposit accounts	520	533	1,053	953
Debit card interchange fees, net	555	447	1,002	1,036
Dividends on Federal Home Loan Bank stock	290	302	592	508
Merchant interchange fees, net	127	133	260	289
Other income	326	304	630	868
Total non-interest income	2,739	2,935	5,674	5,595
Non-interest expense
Salaries and related benefits	11,416	10,930	22,346	21,889
Occupancy and equipment	1,980	2,414	4,394	3,798
Data processing	922	1,045	1,967	2,476
Professional services	797	1,123	1,920	1,578
Depreciation and amortization	400	882	1,282	845
Federal Deposit Insurance Corporation insurance	666	289	955	586
Information technology	357	370	727	946
Charitable contributions	638	49	687	556
Amortization of core deposit intangible	340	345	685	754
Directors' expense	300	321	621	605
Other real estate owned	44	4	48	5
Other expense	2,805	2,008	4,813	4,243
Total non-interest expense	20,665	19,780	40,445	38,281
Income before provision for income taxes	5,872	12,878	18,750	29,212
Provision for income taxes	1,321	3,438	4,759	7,681
Net income	$4,551	$9,440	$13,991	$21,531
Net income per common share:
Basic	$0.28	$0.59	$0.88	$1.35
Diluted	$0.28	$0.59	$0.87	$1.35
Weighted average shares:
Basic	16,009	15,970	15,990	15,898
Diluted	16,016	15,999	16,008	15,950
Comprehensive (loss) income:
Net income	$4,551	$9,440	$13,991	$21,531
Other comprehensive (loss) income:
Change in net unrealized gains or losses on available-for-sale securities	(10,928)	16,213	5,285	(65,278)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	(14,847)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	451	463	914	616
Other comprehensive (loss) income, before tax	(10,477)	16,676	6,199	(79,509)
Deferred tax (benefit) expense	(3,097)	4,930	1,833	(23,505)
Other comprehensive (loss) income, net of tax	(7,380)	11,746	4,366	(56,004)
Total comprehensive (loss) income	$(2,829)	$21,186	$18,357	$(34,473)

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	June 30, 2023			March 31, 2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$3,578	$48	5.35%	$4,863	$56	4.58%
Investment securities [2,3]	1,819,486	10,103	2.22%	1,851,743	10,194	2.20%
Loans [1,3,4]	2,108,260	24,700	4.63%	2,121,718	24,415	4.60%
Total interest-earning assets [1]	3,931,324	34,851	3.51%	3,978,324	34,665	3.49%
Cash and non-interest-bearing due from banks	38,154			39,826
Bank premises and equipment, net	8,546			8,396
Interest receivable and other assets, net	141,130			137,114
Total assets	$4,119,154			$4,163,660
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$232,090	$234	0.41%	$272,353	$254	0.38%
Savings accounts	285,745	146	0.20%	329,299	170	0.21%
Money market accounts	948,670	4,292	1.81%	952,479	1,085	0.46%
Time accounts including CDARS	174,471	946	2.18%	126,030	223	0.72%
Short-term borrowings and other obligations [1]	372,308	4,873	5.18%	222,571	2,716	4.88%
Total interest-bearing liabilities	2,013,284	10,491	2.09%	1,902,732	4,448	0.95%
Demand accounts	1,627,730			1,792,998
Interest payable and other liabilities	49,116			48,233
Stockholders' equity	429,024			419,697
Total liabilities & stockholders' equity	$4,119,154			$4,163,660
Tax-equivalent net interest income/margin [1]		$24,360	2.45%		$30,217	3.04%
Reported net interest income/margin [1]		$24,130	2.43%		$29,899	3.01%
Tax-equivalent net interest rate spread			1.42%			2.54%

	Six months ended			Six months ended
	June 30, 2023			June 30, 2022
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$4,217	$104	4.91%	$163,064	$286	0.35%
Investment securities [2,3]	1,835,525	20,297	2.21%	1,717,624	15,340	1.79%
Loans [1,3,4]	2,114,952	49,115	4.62%	2,211,062	47,403	4.26%
Total interest-earning assets [1]	3,954,694	69,516	3.50%	4,091,750	63,029	3.06%
Cash and non-interest-bearing due from banks	38,985			62,679
Bank premises and equipment, net	8,471			7,305
Interest receivable and other assets, net	139,134			167,265
Total assets	$4,141,284			$4,328,999
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$252,110	$488	0.39%	$297,734	$109	0.07%
Savings accounts	307,402	316	0.21%	343,333	61	0.04%
Money market accounts	950,564	5,377	1.14%	1,099,439	916	0.17%
Time accounts including CDARS	150,384	1,169	1.57%	146,061	81	0.11%
Short-term borrowings and other obligations [1]	297,853	7,589	5.07%	384	1	0.62%
Total interest-bearing liabilities	1,958,313	14,939	1.54%	1,886,951	1,168	0.12%
Demand accounts	1,709,907			1,963,832
Interest payable and other liabilities	48,678			50,846
Stockholders' equity	424,386			427,370
Total liabilities & stockholders' equity	$4,141,284			$4,328,999
Tax-equivalent net interest income/margin [1]		$54,577	2.74%		$61,861	3.01%
Reported net interest income/margin [1]		$54,029	2.72%		$61,095	2.97%
Tax-equivalent net interest rate spread			1.96%			2.94%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2023 and 2022.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.